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                                                                   EXHIBIT 99(c)

                            THE J. M. SMUCKER COMPANY

                             AUDIT COMMITTEE CHARTER

                            (Adopted April 15, 2003)

The audit committee serves as the primary communication link between the Board of Directors as the representative of the shareholders, on the one hand, and the Company's independent and internal auditors, on the other hand. It is responsible for providing effective oversight of the financial reporting process and the Company's financial internal controls.

The committee shall have the following specific responsibilities:

         1. appointment (subject to shareholder approval), termination, compensation, and oversight of the Company's independent auditors and review of the services performed by them;

         2. prior approval of all audit and non-audit services provided by the independent auditors, as well as the scope of the annual audit plan and the associated fee schedule of the independent auditors (approval of specific services may thereafter be delegated to the chair of the committee once the committee has approved the annual proposal of outside auditors);

         3. consult with the independent auditors as necessary each year concerning:

                  a) their report of audit, or proposed report of audit,

                  b) their accompanying management letter, if any,

                  c) their written disclosures regarding the independence of the auditors, and

                  d) their written report regarding the Company's internal
                     quality control procedures and material issues raised by such review;

         4. consult with the independent auditors periodically throughout the year, as needed, concerning:

                  a) the adequacy of the Company's internal controls,

                  b) the independent auditor's judgment about the quality of the
                     Company's accounting principles as applied to its financial reporting, and

                  c) any reportable matters identified during the annual audit or interim reviews;

         5. review and approve the mission statement of the Company's internal auditors, their annual internal audit plan, and summaries of their recommendations;

         6. advise and concur with management on the organization of the internal audit function;

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         7.       set clear hiring policies for employees or former employees of the independent auditors consistent with Securities and Exchange Commission ("SEC") regulations and New York Stock Exchange ("NYSE") listing standards;

         8. have the opportunity on a quarterly basis to meet separately, as needed, with management, internal auditors, and independent auditors regarding audit or independent control issues and to meet with, at least annually, the Company's outside auditors to review any audit problems the independent auditor encountered in performing its audit work and management's response thereto which such meeting shall be outside the presence of Company management or other personnel;

         9. review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agency (the chair of the committee may represent the committee for purposes of this review);

         10. review the interim financial statements and disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to filing of the quarterly reports on Form 10-Q (the chair of the committee may represent the committee for purposes of this review);

         11. review with management and the independent auditors the financial statements and disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company's Annual Report on Form 10-K, including a review of the quality of the accounting principles, the reasonableness of significant adjustments, and the clarity of the disclosures in the financial statements;

         12. establish procedures for addressing complaints received by the Company regarding accounting, internal controls, or other auditing matters, including adequate procedures to allow for the anonymous submission of such concerns by employees of the Company;

         13. the committee shall regularly review legal and regulatory matters including compliance with the Company's corporate securities trading policies, with the Company's General Counsel;

         14. prepare a Report of the Audit Committee to be included in the annual proxy statement, verifying that the annual financial statements have been reviewed by the committee with management and the independent auditors;

         15. at least annually, the committee shall discuss with senior management the Company's major financial risk exposures and the steps Company management has taken to monitor and control such exposures;

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         16.      the committee shall receive reports of any violations of the
                  Company's Policy on Ethics and Conduct by members of the Board, senior management, or financial officers of the Company; and

         17. conduct an annual evaluation of its performance and an annual review and update, if necessary, of the Audit Committee Charter.

The committee shall meet, in person or via telephonic meeting, at least three times each year, and shall report to the full Board with respect to its meetings. The committee will determine the date and primary purpose for each of the regular meetings of the committee from time to time.

The committee shall be comprised of no fewer than three directors. All members of the committee shall be independent of the Company's management, shall otherwise be "independent" under the rules of the NYSE and other applicable rules and regulations, and shall be free from any relationship that, in the opinion of the Company's Board of Directors, would interfere with the exercise of independent judgment as a committee member and members. All committee members shall be financially literate, and at least one member shall meet the SEC's definition of a "financial expert." At least annually, the Board shall review and confirm the qualifications of each committee member.

No committee member may simultaneously serve on the audit committee of more than three public companies (including the Company) unless the Board determines that such simultaneous service would not impair the ability of such committee member to serve on the committee and the Company discloses such determination in the Company's proxy statement.

The independent auditor is ultimately accountable to the Board and the committee. The committee shall have both the right and the obligation to consult with the Company's independent auditors and its internal auditors outside the presence of management at such times and in such circumstances as the members of the committee shall deem necessary.

The committee shall have appropriate resources and authority to discharge its responsibilities, including appropriate funding from the Company, in such amounts as the committee deems necessary, to compensate the independent auditors and any independent advisors retained by the committee. In performing its duties, the committee is authorized to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company as the committee may deem necessary or appropriate.

Consistent with NYSE listing requirements, director's fees shall be the sole compensation paid by the Company to committee members. For purposes of this charter, "director's fees" includes all forms of compensation paid to directors of the Company for services as a director or member of a Board committee. The total amount and form of compensation paid to committee members shall be determined from time to time by the Board in consultation with the executive compensation committee and otherwise in accordance

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with any applicable Company plans or policies.

At least annually, the committee shall (a) review this charter with the Board and recommend any changes to the Board and (b) evaluate its performance against the requirements of this charter and review this evaluation with the Board. The evaluation shall include the goals and objectives of the committee for the upcoming year. The committee shall conduct its review and evaluation in such manner as it deems appropriate.

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